Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
April 9, 2005	Peter Thonis
212-395-2355
214-557-2285 (cell)
peter.thonis@verizon.com

Bob Varettoni
212-395-7726
robert.a.varettoni@verizon.com

Verizon to Purchase All Shares of MCI Owned by Entities

Affiliated With Carlos Slim Helu

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today announced an agreement to purchase approximately 43.4 million shares of MCI, Inc. (NASDAQ:MCIP) common stock from eight entities affiliated with Carlos Slim Helu for $25.72 per share in cash. The purchase, which is subject to regulatory approvals, is expected to close in several weeks.

Under the agreement, Verizon will pay the Slim entities an adjustment at the end of one year in an amount per MCI share equal to 0.7241 times the amount by which the price of Verizon’s common stock exceeds $35.52 per share (measured over a 20-day period). The prices for the MCI and Verizon shares were set by Verizon and the Slim entities based upon the market prices for the stocks at the time of the agreement.

Verizon Chairman and CEO Ivan Seidenberg said, “While this was an opportunity for us to purchase a block of shares under unique circumstances and is an important step forward in our acquisition of MCI, we will continue to assess the situation as we move toward a vote by the MCI shareholders.”

With more than $71 billion in annual revenues, Verizon Communications Inc. (NYSE:VZ) is one of the world’s leading providers of communications services. Verizon has a diverse work force of more than 210,000 in four business units: Domestic Telecom serves customers based in 29 states with wireline telecommunications services, including broadband and other services. Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 43.8 million voice and data customers across the United States. Information Services operates directory publishing businesses and provides electronic commerce services. International includes wireline and wireless operations and investments, primarily in the Americas and Europe. For more information, visit www.verizon.com.

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Verizon intends to file a registration statement, including a proxy statement of MCI, and other materials with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. We urge investors to read these documents when they become available because they will contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, as well as other filed documents containing information about Verizon and MCI, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Free copies of MCI’s filings are available at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147.

Verizon, MCI, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareowners with respect to the proposed transaction. Information about Verizon’s directors and executive officers is available in Verizon’s proxy statement for its 2005 annual meeting of shareholders, dated March 21, 2005. Information about MCI’s directors and executive officers is available in MCI’s annual report on Form 10-K for the year ended December 31, 2003. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction. Additional factors that may affect the future results of Verizon and MCI are set forth in their respective filings with the Securities and Exchange Commission, which are available at www.verizon.com/investor/ and www.mci.com/about/investor_relations/sec/.